Exhibit 5.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP Paseo de la Castellana, 41 28046 Madrid	91 768 9600 tel 91 768 9700 fax

October 20, 2015

Banco Bilbao Vizcaya Argentaria, S.A.

Calle de la Sauceda 28

28050 Madrid

Spain

Ladies and Gentlemen:

We have acted as special United States counsel to Banco Bilbao Vizcaya Argentaria, S.A., a limited liability company (sociedad anónima) organized under the laws of Spain (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company and the other registrants listed therein with the United States Securities and Exchange Commission (File No. 333- 190136) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement dated October 13, 2015 (the “Prospectus Supplement”) relating to $1,000,000,000 aggregate principal amount of the Company’s fixed rate senior notes due 2020 (the “Securities”) in an underwritten public offering pursuant to the Underwriting Agreement (the “Base Underwriting Agreement”) incorporated by reference in the Pricing Agreement dated as of October 13, 2015 (the “Pricing Agreement” and, together with the Base Underwriting Agreement, the “Underwriting Agreement”). The Securities are to be issued pursuant to the provisions of the Indenture dated as of July 25, 2013 (the “Base Indenture”) between the Company and The Bank of New York Mellon, as trustee, as modified and supplemented by the first supplemental indenture dated as of October 20, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture (as modified and supplemented by the First Supplemental Indenture), the “Indenture”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming the Securities have been duly authorized, executed and delivered by the Company insofar as Spanish law is concerned, the Securities, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by

Banco Bilbao Vizcaya Argentaria, S.A.	2	October 20, 2015

the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation under the laws of Spain. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto. We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the [certificate of incorporation or bylaws] or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of Spain, we have relied, without independent inquiry or investigation, on the opinion of J. A. Garrigues S.L.P., Spanish counsel for the Company, dated as of October 20, 2015, to be filed as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Validity of the Securities” in the Prospectus Supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/S/ Davis Polk & Wardwell LLP